Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports December Same-Store Sales for Famous Footwear and Naturalizer

            ST. LOUIS, MISSOURI, January 6, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced retail sales for the five-week period ended January 1, 2005.

            Retail sales at Famous Footwear, the 926-store chain selling brand-name footwear, increased 7.1 percent to $119,800,000 compared to $111,800,000 for the same period last year (ended January 3, 2004). Same-store sales were up 2.0 percent.

            Sales at Brown Shoe's Naturalizer retail division, a 381-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $20,000,000 in December compared to $19,600,000 last December. Same-store sales decreased 2.3 percent.

            "December sales at Famous Footwear continued positive and our financial performance was on-plan. Category highlights included athletics, where fashion and classic styles again drove momentum. We also saw strength in the kids' category, as consumers responded well to our assortment of branded kids' shoes from top makers," said Brown Shoe Chairman and CEO Ron Fromm.

            "Naturalizer sales were hurt by the very promotional environment and softness in our seasonal boot business versus last year," Fromm stated.

Year-to-Date Results

            Year-to-date sales for Famous Footwear were up 3.4 percent to $1,052,700,000 compared to $1,018,100,000 for the same 48-week period last year, with same-store sales slightly positive at 0.2 percent.

            Naturalizer's year-to-date sales for the 48 weeks ended January 1, 2005 were $180,700,000 compared to $178,300,000 for the same period last year. Same-store sales for the period were down 1.6 percent.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (1/01/05)	FY2003 (1/03/04)	% Change	Same-Store % Change	Stores Open 1/01/05 vs. 1/0304
Dec. -Famous Footwear	$ 119.8	$ 111.8	7.1	2.0	926	904
Y-T-D -Famous Footwear	1,052.7	1,018.1	3.4	0.2

Dec. -Naturalizer	$ 20.0	19.6	2.0	(2.3)	381	383
Y-T-D -Naturalizer	180.7	178.3	1.3	(1.6)

Brown Shoe To Review Strategy at Investor Conferences January 12th, 14th

            Brown Shoe Company CEO Ron Fromm and Chief Financial Officer Andy Rosen will review the company's progress and previously announced growth strategies for analysts and investors on January 12th at the S. G. Cowen "3rd Annual Consumer Conference" in New York City, and on January 14th at the "ICR X-Change Leisure and Lifestyle Conference" in San Diego, CA.

            Brown Shoe's presentation at both conferences will be webcast. On January 12th the presentation starts at 8:35 a.m. Eastern Time and will be webcast at the following URL: www.sgcowen.com -- go to conferences.

            On January 14th, the presentation starts at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) and will be webcast at the following URL: http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=BWS&item_id=986665.

            Brown Shoe's presentation slides for both conferences will be available on its website: http://www.brownshoe.com/news/news_financial.asp

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder, Spider-Man and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.